Exhibit 23


            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated June 26, 1998, included in the Form 11-K for the Westar Security Services, Inc. 401(k) Profit Sharing Plan, into the Western Resources, Inc. previously filed Registration Statements File Nos. 33-49467, 33-49553, 333-02023, 33-50069, 33-62375, and 333-26115 of Western Resources,
Inc. on Form S-3; Nos. 333-02711, 333-56369 and 333-56369-01 of Western
Resources, Inc. on Form S-4; Nos. 33-57435, 333-13229, 333-06887, 333-20393,
and 333-20413 of Western Resources, Inc. on Form S-8, and No. 33-50075 of Kansas Gas and Electric Company on Form S-3.





Arthur Andersen LLP

Kansas City, Missouri,
  June 26, 1998